Exhibit 10.31

CVR ENERGY, INC.
INCENTIVE UNIT AGREEMENT

THIS INCENTIVE UNIT AGREEMENT (this “Agreement”) is made as of the ______ (the “Grant Date”), between CVR Energy, Inc., a Delaware corporation (the “Company”), on behalf of the employing entity of the Grantee, and the individual grantee designated on the signature page hereof (the “Grantee”).

WHEREAS, the compensation committee (the “Committee”) of the board of directors (the “Board”) of the Company is responsible for establishing, reviewing and approving incentive compensation in order to provide an additional incentive to certain of the officers and employees of the Company and its “Subsidiaries” (as defined in Rule 12b-2 of the Exchange Act), and may delegate its authority to the Company to approve such additional incentive to certain employees; and

WHEREAS, the Committee or the Company, as applicable, has authorized the grant of Incentive Units (as defined herein) to the Grantee as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.Grant of Incentive Units.

(a)    The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company on the terms and conditions set forth in this Agreement, an award of ____ Incentive Units. Subject to the terms and conditions of this Agreement, each “Incentive Unit” described herein represents the right of the Grantee to receive, for each Incentive Unit that becomes vested, a cash payment equal to the average closing price of one Share for the 10 trading days preceding the applicable Vesting Date (as defined herein) pursuant to Section 2 or Section 3(a) or (b) below. The reference to the Incentive Units and Shares are used herein solely to calculate the cash payout, if any, to be awarded to the Grantee in accordance with this Agreement, and does not create any separate rights with respect to Shares or otherwise.

(b)    Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Second Amended and Restated CVR Energy, Inc. 2007 Long Term Incentive Plan, as amended from time to time (the “2007 LTIP”). For the sake of clarity, the parties hereto acknowledge and agree that the Incentive Units awarded to the Grantee hereunder are not being granted under the 2007 LTIP, the CVR Refining, LP Long-Term Incentive Plan or any other employee benefit plan.

2.Vesting Date.

The Incentive Units are unvested on and after the Grant Date and shall vest, with respect to thirty-three and one-third percent (33 - 1/3%) of the total number of Incentive Units granted hereunder, on ____, _____, and ______ (each such date, a “Vesting Date”), provided the Grantee continues to serve as an employee of the Company (or a Subsidiary thereof) from the Grant Date through the applicable Vesting Date.
3.     Termination of Employment.

(a)     In the event (i) of the Grantee’s termination of employment with the Company or one of its Subsidiaries prior to any Vesting Date by reason of his or her death or Disability, or (ii) the Company exercises its right to cancel any Incentive Units under Section 8(d) while Grantee is employed by the Company or one of its Subsidiaries, then any Incentive Units scheduled to vest in the year in which such event occurs shall become immediately vested, and all other Incentive Units shall be deemed forfeited and the Grantee shall have no rights with respect thereto.

(b)    Any Incentive Units that do not become vested in connection with the Grantee’s termination of employment in accordance with Section 3(a) of this Agreement shall be forfeited immediately upon the Grantee’s termination of employment.

(c)    To the extent any payments provided for under this Agreement are treated as “nonqualified deferred compensation” subject to Section 409A of the Code, (i) this Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, (ii) if on the date of the Grantee’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Company or one of its Subsidiaries the Grantee is a specified employee (as defined in Section 409A of the Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Grantee at any time prior to the earlier of (A) the expiration of the six (6) month period following the Grantee’s separation from service or (B) the Grantee’s death, and any such amounts deferred during such applicable period shall instead be paid in a lump sum to the Grantee (or, if applicable, to the Grantee’s estate) on the first payroll payment date following the earlier of the expiration of such six (6) month period or, if applicable, the Grantee’s death, and (iii) for purposes of conforming this Agreement to Section 409A of the Code, any reference to termination of employment, termination or separation from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation §1.409A-1(h). For purposes of applying Section 409A of the Code to this Agreement (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Grantee may be entitled to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

4.    Dividend Equivalent Rights

The Company hereby grants to the Grantee, and the Grantee hereby accepts from the Company, one “Dividend Equivalent Right” for each Incentive Unit granted herein equal to the cash value of all dividends declared and paid by the Company on one Share from the Grant Date to and including the Vesting Date. The reference to the cash value of such dividends is used herein solely to calculate the cash payout, if any, to be awarded in respect of such Dividend Equivalent Rights and does not create any separate rights with respect to the Dividend Equivalent Rights. The payment of Dividend Equivalent Rights will be deferred until and conditioned upon the underlying Incentive Units becoming vested pursuant to Section 2 or 3 hereof. Upon each Vesting Date, Dividend Equivalent Rights on all Incentive Units vesting on such date, with no interest thereon, shall become payable to the Grantee in accordance with Section 5 hereof.

5.    Payment Date.

Within 15 business days following (i) each Vesting Date, (ii) if, prior to any Vesting Date, the Grantee’s termination of employment with the Company or one of its Subsidiaries under circumstances described in Section 3(a), the date of such termination of employment, or (iii) if, prior to any Vesting Date, the cancellation of any Incentive Units pursuant to Section 8(d) while Grantee is employed by the Company or one of its Subsidiaries, the Company will deliver to the Grantee the cash payment underlying the Incentive Units and Dividend Equivalent Rights (if any) that become vested pursuant to Sections 2, 3 or 4 of this Agreement.

6.    Administration.

(a)    This Agreement shall be administered by the Committee, unless the Board has determined to administer this Agreement, at which time all references to the “Committee” will apply to the Board. The Committee may adopt such rules, regulations and guidelines as it deems are necessary or appropriate for the administration of this Agreement.

(b)    Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to: (i) construe and interpret this Agreement, amend and revoke rules and regulations for the administration of this Agreement, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in this Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that this Agreement and the operation of this Agreement comply, where applicable, with Rule 16b-3 under Exchange Act, the Code, and other applicable law, and otherwise to make this Agreement fully effective; (ii) determine the duration and purpose of any leaves of absence which may be granted to the Grantee without constituting a “separation from service” as defined in Treasury Regulation §1.409A-1(h); (iii) exercise its discretion with respect to the rights and powers granted to it as set forth in this Agreement and which would be consistent with the powers and rights granted in this Agreement; and (iv) generally, exercise such powers and perform such acts as are necessary or advisable to promote the best interests of the Company with respect to this Agreement. All decisions and determinations by the Committee in the exercise of all powers under this Agreement shall be final, binding and conclusive upon the Company, its Subsidiaries, the Grantee and all other persons having any interest herein.

(c)     Notwithstanding anything herein to the contrary, with respect to a Grantee working outside the United States, the Committee may determine the terms and conditions of this Agreement and make such adjustments to the terms hereof as are necessary or advisable to fulfill the purposes of this Agreement taking into account matters of local law or practice, including tax and securities laws of jurisdictions outside the United States.

(d)    No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Agreement or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Agreement or in authorizing or denying authorization to any transaction hereunder.

7.     Adjustment Upon Changes in Capitalization.

In the event of a Change in Capitalization (defined below), the Committee shall conclusively determine, in its good faith discretion, the appropriate adjustments, if any, to the maximum number and/or class of Incentive Units or other stock or securities with respect to which this Agreement relates in order to prevent substantial dilution or enlargement of the Grantee’s rights with respect to the Incentive Units as of the date of such Change in Capitalization, except that no adjustment shall be made that would duplicate the Grantee’s rights, if any, under Section 4 with respect to Dividend Equivalent Rights. A “Change in Capitalization” means any change in the capital structure or business of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants, rights or debentures without the Company’s receipt of consideration, stock dividend, split or reverse split, extraordinary cash dividend, property dividend, combination or exchange of shares or other similar change in Shares or the Company’s capital structure. The Committee may also make, in its sole discretion, such other adjustments as it deems necessary to take into consideration any other event if the Committee determines that such adjustment is appropriate to avoid substantial distortion of the operation of the Incentive Units.

8.     Effect of Certain Transactions.

Following the liquidation or dissolution of the Company, or a merger or consolidation of the Company (as applicable, a “Transaction”), or a Change in Control, either this Agreement shall be treated as provided in the agreement entered into in connection with the Transaction or Change in Control, or if not so provided in such agreement, the Company may take one or more of the following actions: (a) remove any applicable forfeiture restrictions on the Incentive Units; (b) accelerate the time at which the restricted periods on the Incentive Units shall lapse; (c) require the mandatory surrender to the Company of the Incentive Units as of a specific date, in which event the Company shall cancel the Incentive Units and pay to the Grantee an amount of cash per Incentive Unit equal to the value the Committee has determined to be the fair market value of a Share at the time of the Change in Control or the Transaction, as applicable; (d) cancel any Incentive Units, without consideration, that remain unvested at the time of the Change in Control or the Transaction, as applicable; or (e) make such adjustments to this Agreement, if any, as the Committee deems appropriate to reflect the Change in Control or the Transaction (including, but not limited to, substituting a new award for the Incentive Units).

9.    Non-transferability.

The Incentive Units may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated, other than by will or by the laws of descent or distribution. The Incentive Units shall not be subject to execution, attachment or other process.
10.    Incentive Compensation Recoupment.

(a)    In the event of a restatement of the Company’s (or any of its Subsidiaries’) financial results that would reduce (or would have reduced) the amount of any previously awarded Incentive Units to Grantee, any related outstanding Incentive Units will be cancelled or reduced accordingly as determined by the Board or Committee in its sole and absolute discretion. For Incentive Units that have been paid, the Grantee shall be obligated and required to pay over to the Company an amount equal to any gain realized by Grantee in respect of such Incentive Units.

(b)     The Board or the Committee may at any time, in its sole and absolute discretion, cancel, declare forfeited, rescind, or require the return of any outstanding Incentive Units (or a portion thereof) upon the Board or Committee determining, at any time (whether before or after the Grant Date), that the Grantee has engaged in misconduct (including by omission) or that an event or condition has occurred, which, in each case, would have given the Company or its Subsidiaries the right to terminate the Grantee’s employment for Cause. In addition, at any time following any payment in respect of the Incentive Units, the Board or Committee may, in its sole and absolute discretion, rescind any such payment and require the repayment of such amounts (or a portion thereof) upon the Board or Committee determining, at any time (whether before or after the payment date), that the Grantee has engaged in misconduct (including by omission) or that an event or condition has occurred, which, in each case, would have given the Company or its Subsidiaries the right to terminate the Grantee’s employment for Cause.

(c)    The Board’s or Committee’s determination that the Grantee has engaged in misconduct (including by omission), or that an event or condition has occurred, which, in each case, would have given the Company or its Subsidiaries the right to terminate the Grantee’s employment for Cause, and its decision to require rescission of any payment made in respect of the Incentive Units, shall be conclusive, binding, and final on all parties. The Board’s or Committee’s determination that the Grantee has violated the terms of this Agreement (or any other agreement between Grantee and the Company or any of its affiliates), and the Board’s or Committee’s decision to cancel, declare forfeited, or rescind the Incentive Units (or any portion thereof) or to require rescission of any payment made in respect thereof shall be conclusive, binding, and final on all parties. In connection with any cancellation, forfeiture or rescission contemplated by this Section 10, the terms of repayment by the Grantee shall be determined in the Board’s and/or Committee’s sole and absolute discretion, which may include, among other terms, the repayment being required to be made (i) in one or more installments or payroll deductions or deducted from future bonus payments or (ii) immediately in a lump sum in the event that the Grantee incurs a termination of employment.

(d)    To the extent not prohibited under applicable law, the Company, in its sole and absolute discretion, will have the right to set off (or cause to be set off) any amounts otherwise due to the Grantee from the Company (or any of its affiliates) in satisfaction of any repayment obligation of the Grantee hereunder, provided that any such amounts are exempt from, or set off in a manner intended to comply with the requirements of, Section 409A of the Code.

(e)    If the Company subsequently determines that it is required by law to apply a “clawback” or alternate recoupment provision to the Incentive Units granted hereunder, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or recoupment provision also shall apply to such Incentive Units, as if it had been included on the effective date of this Agreement.

11.    No Right to Continued Employment.

Nothing in this Agreement shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company or one of its Subsidiaries or Affiliates, nor shall this Agreement interfere in any way with the right of the Company or one of its Subsidiaries or Affiliates to terminate the Grantee’s employment therewith at any time.

12.    Withholding of Taxes.

The Grantee shall pay to the Company, or the Company and the Grantee shall agree on such other arrangements necessary for the Grantee to pay, the applicable federal, foreign, state and local income taxes required by law to be withheld (the “Withholding Taxes”), if any, upon the vesting or payment of the Incentive Units. The Company shall have the right to deduct from any payment of cash to the Grantee an amount equal to the Withholding Taxes in satisfaction of the Grantee’s obligation to pay Withholding Taxes.

13.    Interpretation.

This Agreement is intended to comply with Rule 16b-3 of the Exchange Act and the Committee shall interpret and administer the provisions of this Agreement in a manner consistent therewith. Any provision inconsistent with such rule shall be inoperative and shall not affect the validity of this Agreement.

14.    Modification or Termination of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto; provided, however, that the Company may modify or amend this Agreement without the written consent of the Grantee to the extent that such action (i) does not materially impair the Grantee’s rights or (ii) is necessary for compliance with an applicable law, regulation or exchange requirement that impacts this Agreement. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

15.    Severability.
Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

16.    Governing Law.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

17.    Entire Understanding.
This Agreement embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not herein stated, shall bind either party hereto.

18.    Rights as Equity Holder.
In no event whatsoever shall the Grantee possess any incidents of ownership in any equity of the Company, including Shares, with respect to the Incentive Units granted hereunder.

19.    Successors in Interest.
This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee’s beneficiaries, heirs, executors, administrators, successors and legal representatives.

20.    Unfunded Status.
The Incentive Units constitute an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Grantee, subject to the terms and conditions of this Agreement, cash on the applicable Vesting Date for the applicable portion of such Incentive Units as provided herein. By accepting this grant of Incentive Units, the Grantee understands that this grant does not confer any legal or equitable right (other than those constituting the Incentive Units) against the Company or any of its Subsidiaries or Affiliates, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or any of its Subsidiaries or Affiliates. The rights of the Grantee (or any person claiming through the Grantee) under this Agreement shall be solely those of an unsecured general creditor of the Company.
21.    Resolution of Disputes.
Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee (in its sole and absolute discretion). Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CVR ENERGY, INC. ______________________________	GRANTEE
______________________________